UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

PERKINELMER, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-05075	04-2052042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

781-663-6900

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Succession Plan

On January 23, 2008, in connection with its previously announced leadership succession plan, PerkinElmer, Inc. (“PerkinElmer” or the “Company”) announced that its Board of Directors (the “Board”) has elected Robert F. Friel to the position of Chief Executive Officer, effective February 1, 2008. Mr. Friel will continue to serve as President of the Company and remains a Director of the Company.

As part of the same transition, effective February 1, 2008, Gregory L. Summe will become Executive Chairman of the Board. As Executive Chairman, Mr. Summe will work with the Company at a reduced schedule until the earlier of April 21, 2009 or the date of the Company’s 2009 annual meeting of shareholders, subject to the terms of his employment agreement with the Company.

Experience

Mr. Friel, age 52, served as President and Chief Operating Officer of the Company since August 1, 2007, Vice Chairman of the Company and a member of the Board since January 2006 and President of the Company’s Life and Analytical Sciences division since February 2006. Mr. Friel joined the Company in February 1999 as Senior Vice President and Chief Financial Officer. In 2004, he was named Executive Vice President and Chief Financial Officer with responsibility for business development and information technology, in addition to his oversight of the finance functions. From 1980 to 1999, he held several positions at AlliedSignal, Inc., now Honeywell International, including Corporate Vice President and Treasurer from 1997 to 1999 and Vice President, Finance and Administration of Aerospace Engines from 1992 to 1996. Mr. Friel holds a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. He is a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor, Inc. Mr. Friel is not related to any Director or officer of PerkinElmer.

Mr. Friel’s Restated Employment Agreement

In connection with the leadership succession plan described above, on January 23, 2008, the Compensation & Benefits Committee of the Board increased Mr. Friel’s salary to $875,000, effective February 1, 2008. Mr. Friel also entered into a Second Amended and Restated Employment Agreement with the Company (the “Restated Employment Agreement”), which becomes effective on February 1, 2008.

Under the terms of the Restated Employment Agreement, Mr. Friel continues to be eligible to participate in the same employee benefit plans, including the Company’s equity plans, supplemental executive retirement plan (the “SERP”), as well as the Company’s short-term performance incentive plan. Certain provisions relating to timing and form of benefit payments have been updated in the Restated Employment Agreement as necessary to satisfy specified tax provisions.

In the event of a change in control of the Company, as defined in the Restated Employment Agreement (a “Change in Control”), Mr. Friel’s outstanding shares of restricted stock, options or similar equity awards vest in full, the period in which he may exercise vested options extends for a specified period, and he both vests in full in the Company’s SERP and is credited with three additional years of service for the SERP, as provided under his previous employment agreement. If, after a Change in Control, his employment is terminated within thirty six months without cause, as defined in the Restated Employment Agreement (“Cause”), or resigns for good reason, as defined in the Restated Employment Agreement, including for a material diminution in salary or position that is not cured within the specified time period, he continues to be entitled to receive a severance payment and continuation of benefits on similar terms and timing (with adjustments to timing as necessary to satisfy specified tax provisions, as detailed in the Restated Employment Agreement) as he was previously.

Under the Restated Employment Agreement, in the absence of a Change in Control, in the event Mr. Friel’s employment with the Company is terminated without Cause (for which one-year notice is no longer required), Mr. Friel is entitled to continued salary and benefits for two years after the termination (excluding equity awards, qualified retirement plans and incentive arrangements). In addition, his vested options will remain exercisable for a specified period and he will be credited with two additional years of service for the SERP at such termination. The Restated Employment Agreement also includes customary non-competition and non-solicitation terms for the period of Mr. Friel’s employment and extending post-employment for the longer of one year or any period during which the Company pays him severance benefits under the Restated Employment Agreement.

This description of the Restated Employment Agreement is fully qualified by reference to the Restated Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Regulation FD Disclosure

On January 23, 2008, the Company issued a press release announcing the leadership progression described above in Item 5.02. A copy of the Company’s press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Second Amended and Restated Employment Agreement by and between Robert Friel and PerkinElmer, Inc., effective as of February 1, 2008.

99.1	Press Release regarding leadership succession, dated January 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: January 25, 2008	By:	/s/ Jeffrey D. Capello
Name: Jeffrey D. Capello Title: Senior Vice President and Chief Financial Officer

Exhibit Index

10.1	Second Amended and Restated Employment Agreement by and between Robert Friel and PerkinElmer, Inc., effective as of February 1, 2008.

99.1	Press Release regarding leadership succession, dated January 23, 2008